SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                            LAMAR ADVERTISING COMPANY
                                (Name of Issuer)

                CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    512815101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 June 27, 2008
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 28 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.  SOLE VOTING POWER
                              14,792,684 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.  SHARED VOTING POWER
 BENEFICIALLY OWNED           -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.  SOLE DISPOSITIVE POWER
                              14,792,684 (1)
                          ------------------------------------------------------
                          10. SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         14,792,684
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         19.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 2 of 28 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 14,792,684 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 14,792,684 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         14,792,684
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         19.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 3 of 28 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 735,730 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 735,730 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         735,730
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 4 of 28 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 735,730 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 735,730 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         735,730
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 5 of 28 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 15.528,414 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 15,528,414 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,528,414
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         20.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 14,792,684 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 735,730 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

CUSIP No. 512815101                                           Page 6 of 28 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John H. Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 303,300 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              15,528,414 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 303,300 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 15,528,414 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,831,714
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         20.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 18,700 shares are held in the John H. Scully Individual Retirement Accounts, which are self-directed, and 284,600 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as controlling person, sole director and executive officer of Phoebe Snow Foundation, Inc.

(2) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 7 of 28 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 26,700 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              15,528,414 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 26,700 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 15,528,414 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,555,114
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         20.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares are held in the William E. Oberndorf Individual Retirement Account, which is self-directed.

(2) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 8 of 28 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 1,700 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              15,579,214 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 1,700 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 15,579,214 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,580,914
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         20.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares are held in the William J. Patterson Individual Retirement Account, which is self directed.

(2) Of these shares, 15,528,414 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp. and 50,800 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of The Elizabeth R. & William J. Patterson Foundation.

CUSIP No. 512815101                                           Page 9 of 28 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Phoebe Snow Foundation, Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 284,600 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 284,600 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         284,600
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.4%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling person, sole director and executive officer, John H. Scully.

CUSIP No. 512815101                                          Page 10 of 28 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 50,800 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 50,800 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         50,800
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling persons, directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

CUSIP No. 512815101                                          Page 11 of 28 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Eli J. Weinberg
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 126
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 126
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         126
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

CUSIP No. 512815101                                          Page 12 of 28 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Ian R. McGuire
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 1,156 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 1,156 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,156
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

(1) Of these shares, 256 shares are held in the Ian R. McGuire Individual Retirement Account, which is self-directed.

                                                             Page 13 of 28 pages

         This Amendment No. 8 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 22, 2005 and as amended on May 10, 2006, July 19, 2006, July 31, 2007, October 2, 2007, March 21, 2008, April 15, 2008 and June 26, 2008. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used therein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                           SOURCE OF FUNDS                       AMOUNT OF FUNDS
---------------------          ---------------------------           ---------------
SPO                            Contributions from Partners           $628,875,233
SPO Advisory Partners          Not Applicable                        Not Applicable
SFP                            Contributions from Partners           $30,762,451
SF Advisory Partners           Not Applicable                        Not Applicable
SPO Advisory Corp.             Not Applicable                        Not Applicable
JHS                            Not Applicable and Personal Funds     $778,865
WEO                            Not Applicable and Personal Funds     $918,016
WJP                            Not Applicable and Personal Funds     $66,412
PS Foundation                  Contributions from Shareholders       $15,077,638
Patterson Foundation           Contributions from Shareholders       $1,980,615
EJW                            Personal Funds                        $5,672
IRM                            Personal Funds                        $55,943

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 76,991,663 total outstanding shares of Class A common stock as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on May 8, 2008.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 14,792,684 Shares, which constitutes approximately 19.2% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 14,792,684 Shares, which constitutes approximately 19.2% of the outstanding Shares.

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 735,730 Shares, which constitutes approximately 1.0% of the outstanding Shares.

                                                             Page 14 of 28 pages

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 735,730 Shares, which constitutes approximately 1.0% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 15,528,414 Shares in the aggregate, which constitutes approximately 20.2% of the outstanding Shares.

         JHS

         Individually, and because of his positions as a control person of SPO Advisory Corp. and controlling person, sole director and executive officer of PS Foundation, JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 15,831,714 Shares, which constitutes approximately 20.6% of the outstanding Shares.

         WEO

         Individually and because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 15,555,114 Shares, which constitutes approximately 20.2% of the outstanding Shares.

         WJP

         Individually and because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 15,580,914 Shares, which constitutes approximately 20.3% of the outstanding Shares.

         PS FOUNDATION

         The aggregate number of Shares that PS Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 284,600 Shares, which constitutes approximately 0.4% of the outstanding Shares.

                                                             Page 15 of 28 pages

         PATTERSON FOUNDATION

         The aggregate number of Shares that Patterson Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 50,800 Shares, which constitutes approximately 0.1% of the outstanding Shares.

         EJW

         The aggregate number of Shares that EJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 126 Shares, which constitutes less than 0.1% of the outstanding Shares.

         IRM

         The aggregate number of Shares that IRM owns beneficially, pursuant to Rule 13d-3 of the Act, is 1,156 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b)

         SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 14,792,684 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 14,792,684 Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 735,730 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 735,730 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 15,528,414 Shares in the aggregate.

                                                             Page 16 of 28 pages

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 15,528,414 Shares held by SPO and SFP in the aggregate. In addition, JHS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 18,700 Shares held in the John H. Scully Individual Retirement Accounts, which are self-directed individual retirement accounts, and 284,600 Shares held by the PS Foundation, for which JHS is the controlling person, sole director and executive officer.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 15,528,414 Shares held by SPO and SFP in the aggregate. In addition, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 26,700 shares held in the William E. Oberndorf Individual Retirement Account, which is a self-directed individual retirement account.

         WJP

         As one of the controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 15,528,414 Shares held by SPO and SFP in the aggregate. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 50,800 Shares held by the Patterson Foundation. In addition, WJP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 1,700 Shares held in the William J. Patterson Individual Retirement Account, which is a self-directed individual retirement account.

         PS FOUNDATION

         Acting through its controlling person, PS Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 284,600 Shares.

         PATTERSON FOUNDATION

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 50,800 Shares.

         EJW

         EJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 126 Shares.

         IRM

         IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 256 Shares held in the Ian R. McGuire Individual Retirement Account, which is a self-directed individual retirement account. In addition, IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 900 Shares.

         (c) Since the most recent filing on Schedule 13D, Reporting Persons purchased Shares in open market transactions on the Nasdaq Global Select Market as set forth on Schedule I attached hereto.

                                                             Page 17 of 28 pages

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares since the most recent filing on Schedule 13D.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:        Agreement pursuant to Rule 13d-1 (k)

Exhibit B:        Powers of Attorney (previously filed)

                                                             Page 18 of 28 pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated July 1, 2008                        By:      /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           PHOEBE SNOW FOUNDATION, INC.(1)
                                           THE ELIZABETH R. & WILLIAM J.
                                              PATTERSON FOUNDATION(1)
                                           ELI J. WEINBERG(1)
                                           IAN R. McGUIRE(1)


                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been
                                           previously filed with the
                                           Securities and Exchange
                                           Commission.

                                                                                                                 Page 19 of 28 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            06/26/08        Buy      2610         34.0200        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      2983         34.0300        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      186          34.0400        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      280          34.0600        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      93           34.0700        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      280          34.1400        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1865         34.1500        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      93           34.1700        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      373          34.1800        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      93           34.1900        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      280          34.2100        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      280          34.2200        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      186          34.2300        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      466          34.2500        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      93           34.2600        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      186          34.2700        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      466          34.2900        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      93           34.3000        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1492         34.3300        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      6153         34.3400        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      6806         34.3500        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      2983         34.3600        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      3449         34.3700        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1585         34.3800        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      2144         34.3900        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      6169         34.4000        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      5391         34.4100        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1585         34.4200        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      3356         34.4300        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      8206         34.4400        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      9789         34.4500        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      10442        34.4600        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      10538        34.4700        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      4752         34.4800        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      3729         34.4900        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      7085         34.5000        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1026         34.5100        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1245         34.5200        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      2128         34.5300        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1492         34.5400        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1447         34.5500        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      865          34.5600        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      839          34.5700        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1026         34.5800        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      466          34.5900        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1492         34.6000        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1585         34.6100        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      2424         34.6200        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1585         34.6300        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1119         34.6400        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1398         34.6500        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      5594         34.6600        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      4289         34.6700        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1492         34.6800        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1678         34.6900        Open Market/Broker

                                                                                                                 Page 20 of 28 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            06/26/08        Buy      1398         34.7000        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      3263         34.7100        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1771         34.7200        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1398         34.7300        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      2704         34.7400        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      8857         34.7500        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      9509         35.0000        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1492         35.0100        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      11281        35.0200        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      280          35.0300        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      559          35.0400        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      26477        35.0500        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      5034         35.0600        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1026         35.0700        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      280          35.0800        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      1865         35.0900        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      19205        35.1000        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      746          35.1100        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      6453         35.1200        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      12641        35.1300        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      7065         35.1400        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      13255        35.1500        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      10928        35.1600        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      10721        35.1700        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      3263         35.1800        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      3543         35.1900        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      14172        35.2000        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      3449         35.2100        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      839          35.2200        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      14171        35.2300        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      4289         35.2400        Open Market/Broker
SPO Partners II, L.P.                            06/26/08        Buy      3916         35.2500        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      108          34.0200        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      123          34.0300        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      8            34.0400        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      11           34.0600        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      4            34.0700        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      11           34.1400        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      77           34.1500        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      4            34.1700        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      15           34.1800        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      4            34.1900        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      11           34.2100        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      11           34.2200        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      8            34.2300        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      19           34.2500        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      4            34.2600        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      8            34.2700        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      19           34.2900        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      4            34.3000        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      61           34.3300        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      253          34.3400        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      280          34.3500        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      123          34.3600        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      142          34.3700        Open Market/Broker

                                                                                                                 Page 21 of 28 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
San Francisco Partners II, L.P.                  06/26/08        Buy      65           34.3800        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      89           34.3900        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      253          34.4000        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      222          34.4100        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      65           34.4200        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      138          34.4300        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      338          34.4400        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      402          34.4500        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      429          34.4600        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      433          34.4700        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      196          34.4800        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      153          34.4900        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      291          34.5000        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      42           34.5100        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      51           34.5200        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      87           34.5300        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      61           34.5400        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      59           34.5500        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      36           34.5600        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      34           34.5700        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      42           34.5800        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      19           34.5900        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      61           34.6000        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      65           34.6100        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      100          34.6200        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      65           34.6300        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      46           34.6400        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      57           34.6500        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      230          34.6600        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      176          34.6700        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      61           34.6800        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      69           34.6900        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      57           34.7000        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      134          34.7100        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      73           34.7200        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      57           34.7300        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      111          34.7400        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      364          34.7500        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      391          35.0000        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      61           35.0100        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      464          35.0200        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      11           35.0300        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      23           35.0400        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      1088         35.0500        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      207          35.0600        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      42           35.0700        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      11           35.0800        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      77           35.0900        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      789          35.1000        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      31           35.1100        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      265          35.1200        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      519          35.1300        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      290          35.1400        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      545          35.1500        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      449          35.1600        Open Market/Broker

                                                                                                                 Page 22 of 28 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
San Francisco Partners II, L.P.                  06/26/08        Buy      441          35.1700        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      134          35.1800        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      146          35.1900        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      582          35.2000        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      142          35.2100        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      34           35.2200        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      582          35.2300        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      176          35.2400        Open Market/Broker
San Francisco Partners II, L.P.                  06/26/08        Buy      161          35.2500        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      49           34.0200        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      56           34.0300        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      4            34.0400        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      5            34.0600        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      2            34.0700        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      5            34.1400        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      34           34.1500        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      2            34.1700        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      7            34.1800        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      2            34.1900        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      5            34.2100        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      5            34.2200        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      4            34.2300        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      9            34.2500        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      2            34.2600        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      4            34.2700        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      9            34.2900        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      2            34.3000        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      28           34.3300        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      116          34.3400        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      128          34.3500        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      56           34.3600        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      65           34.3700        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      30           34.3800        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      40           34.3900        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      116          34.4000        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      101          34.4100        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      30           34.4200        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      63           34.4300        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      154          34.4400        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      184          34.4500        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      196          34.4600        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      198          34.4700        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      89           34.4800        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      70           34.4900        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      133          34.5000        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      19           34.5100        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      23           34.5200        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      40           34.5300        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      28           34.5400        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      27           34.5500        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      16           34.5600        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      16           34.5700        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      19           34.5800        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      9            34.5900        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      28           34.6000        Open Market/Broker

                                                                                                                 Page 23 of 28 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      30           34.6100        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      46           34.6200        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      30           34.6300        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      21           34.6400        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      26           34.6500        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      105          34.6600        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      81           34.6700        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      28           34.6800        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      32           34.6900        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      26           34.7000        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      61           34.7100        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      33           34.7200        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      26           34.7300        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      51           34.7400        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      167          34.7500        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      179          35.0000        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      28           35.0100        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      212          35.0200        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      5            35.0300        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      11           35.0400        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      498          35.0500        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      95           35.0600        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      19           35.0700        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      5            35.0800        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      35           35.0900        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      361          35.1000        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      14           35.1100        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      121          35.1200        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      238          35.1300        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      133          35.1400        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      249          35.1500        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      206          35.1600        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      202          35.1700        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      61           35.1800        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      67           35.1900        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      267          35.2000        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      65           35.2100        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      16           35.2200        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      267          35.2300        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      81           35.2400        Open Market/Broker
Phoebe Snow Foundation, Inc.                     06/26/08        Buy      74           35.2500        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      33           34.0200        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      38           34.0300        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      2            34.0400        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      4            34.0600        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      1            34.0700        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      4            34.1400        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      24           34.1500        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      1            34.1700        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      5            34.1800        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      1            34.1900        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      4            34.2100        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      4            34.2200        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      2            34.2300        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      6            34.2500        Open Market/Broker

                                                                                                                 Page 24 of 28 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William E. Oberndorf IRA                         06/26/08        Buy      1            34.2600        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      2            34.2700        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      6            34.2900        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      1            34.3000        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      19           34.3300        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      78           34.3400        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      86           34.3500        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      38           34.3600        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      44           34.3700        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      20           34.3800        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      27           34.3900        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      79           34.4000        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      69           34.4100        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      20           34.4200        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      43           34.4300        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      104          34.4400        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      125          34.4500        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      133          34.4600        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      134          34.4700        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      60           34.4800        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      48           34.4900        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      91           34.5000        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      13           34.5100        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      16           34.5200        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      28           34.5300        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      19           34.5400        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      19           34.5500        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      11           34.5600        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      11           34.5700        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      13           34.5800        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      6            34.5900        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      19           34.6000        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      20           34.6100        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      30           34.6200        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      20           34.6300        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      14           34.6400        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      19           34.6500        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      71           34.6600        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      54           34.6700        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      19           34.6800        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      21           34.6900        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      19           34.7000        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      42           34.7100        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      23           34.7200        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      19           34.7300        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      34           34.7400        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      112          34.7500        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      121          35.0000        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      19           35.0100        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      143          35.0200        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      4            35.0300        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      7            35.0400        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      337          35.0500        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      64           35.0600        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      13           35.0700        Open Market/Broker

                                                                                                                 Page 25 of 28 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William E. Oberndorf IRA                         06/26/08        Buy      4            35.0800        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      23           35.0900        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      245          35.1000        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      9            35.1100        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      83           35.1200        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      161          35.1300        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      90           35.1400        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      169          35.1500        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      139          35.1600        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      136          35.1700        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      42           35.1800        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      44           35.1900        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      180          35.2000        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      44           35.2100        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      11           35.2200        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      180          35.2300        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      54           35.2400        Open Market/Broker
William E. Oberndorf IRA                         06/26/08        Buy      49           35.2500        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      1580         34.6500        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      395          34.6800        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      5628         34.6900        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      31593        34.7000        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      5924         34.7200        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      99           34.7300        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      197          34.7400        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      56423        34.7500        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      5035         34.7700        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      987          34.7900        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      40312        34.8000        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      1747         34.8100        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      9357         34.8200        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      5331         34.8300        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      20649        34.8400        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      36619        34.8500        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      930          34.8600        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      197          34.8700        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      7091         34.8800        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      1876         34.8900        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      14854        34.9000        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      6615         34.9500        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      197          34.9900        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      32679        35.0000        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      2962         35.0500        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      13822        35.1000        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      13625        35.1500        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      1678         35.1600        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      34637        35.1700        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      3061         35.1800        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      889          35.1900        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      10653        35.2000        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      18390        35.2100        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      4235         35.2400        Open Market/Broker
SPO Partners II, L.P.                            06/27/08        Buy      29333        35.2500        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      4            34.6500        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      1            34.6800        Open Market/Broker

                                                                                                                 Page 26 of 28 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
John H Scully IRRA                               06/27/08        Buy      13           34.6900        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      76           34.7000        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      14           34.7200        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      1            34.7400        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      134          34.7500        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      12           34.7700        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      3            34.7900        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      96           34.8000        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      4            34.8100        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      22           34.8200        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      13           34.8300        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      49           34.8400        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      87           34.8500        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      2            34.8600        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      1            34.8700        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      17           34.8800        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      4            34.8900        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      35           34.9000        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      16           34.9500        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      1            34.9900        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      78           35.0000        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      7            35.0500        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      33           35.1000        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      32           35.1500        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      4            35.1600        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      83           35.1700        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      7            35.1800        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      2            35.1900        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      25           35.2000        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      44           35.2100        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      10           35.2400        Open Market/Broker
John H Scully IRRA                               06/27/08        Buy      70           35.2500        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      16           34.6500        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      4            34.6800        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      59           34.6900        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      331          34.7000        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      62           34.7200        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      1            34.7300        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      2            34.7400        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      592          34.7500        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      53           34.7700        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      10           34.7900        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      423          34.8000        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      18           34.8100        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      98           34.8200        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      56           34.8300        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      217          34.8400        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      384          34.8500        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      10           34.8600        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      2            34.8700        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      74           34.8800        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      20           34.8900        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      156          34.9000        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      69           34.9500        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      2            34.9900        Open Market/Broker

                                                                                                                 Page 27 of 28 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William E. Oberndorf IRA                         06/27/08        Buy      343          35.0000        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      31           35.0500        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      145          35.1000        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      143          35.1500        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      18           35.1600        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      363          35.1700        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      32           35.1800        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      9            35.1900        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      112          35.2000        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      193          35.2100        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      44           35.2400        Open Market/Broker
William E. Oberndorf IRA                         06/27/08        Buy      308          35.2500        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      695          34.7600        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      4235         35.0000        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      99           35.8200        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      592          35.8300        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      592          35.8400        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      3648         35.8500        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      3846         35.8600        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      3057         35.8700        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      2366         35.8800        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      2226         35.8900        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      14800        35.9000        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      2662         35.9100        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      394          35.9200        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      6102         35.9300        Open Market/Broker
SPO Partners II, L.P.                            06/30/08        Buy      32386        35.9500        Open Market/Broker
John H Scully IRRA                               06/30/08        Buy      2            34.7600        Open Market/Broker
John H Scully IRRA                               06/30/08        Buy      11           35.0000        Open Market/Broker
John H Scully IRRA                               06/30/08        Buy      1            35.8300        Open Market/Broker
John H Scully IRRA                               06/30/08        Buy      2            35.8400        Open Market/Broker
John H Scully IRRA                               06/30/08        Buy      9            35.8500        Open Market/Broker
John H Scully IRRA                               06/30/08        Buy      10           35.8600        Open Market/Broker
John H Scully IRRA                               06/30/08        Buy      8            35.8700        Open Market/Broker
John H Scully IRRA                               06/30/08        Buy      6            35.8800        Open Market/Broker
John H Scully IRRA                               06/30/08        Buy      6            35.8900        Open Market/Broker
John H Scully IRRA                               06/30/08        Buy      38           35.9000        Open Market/Broker
John H Scully IRRA                               06/30/08        Buy      7            35.9100        Open Market/Broker
John H Scully IRRA                               06/30/08        Buy      1            35.9200        Open Market/Broker
John H Scully IRRA                               06/30/08        Buy      16           35.9300        Open Market/Broker
John H Scully IRRA                               06/30/08        Buy      83           35.9500        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      8            34.7600        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      49           35.0000        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      1            35.8200        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      7            35.8300        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      6            35.8400        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      43           35.8500        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      44           35.8600        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      35           35.8700        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      28           35.8800        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      26           35.8900        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      172          35.9000        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      31           35.9100        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      5            35.9200        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      70           35.9300        Open Market/Broker
William E. Oberndorf IRA                         06/30/08        Buy      375          35.9500        Open Market/Broker

                                                             Page 28 of 28 pages

                                  EXHIBIT INDEX

EXHIBIT    DOCUMENT DESCRIPTION
-------    --------------------
A          Agreement Pursuant to Rule 13d-1 (k)

B          Powers of Attorney (previously filed)